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                                                                    EXHIBIT 99.1

          FUTURELINK COMPLETES ACQUISITION OF VSI TECHNOLOGY SOLUTIONS




Irvine, California, February 1, 2000 - FutureLink Corp. (Nasdaq: FTRL), one of the first application service providers (ASP), today announced that it completed the acquisition of VSI Technology Solutions ("VSI"). VSI is a leading mid-Atlantic region Citrix solutions and Application Hosting Platform solutions provider. The acquisition was previously announced on December 3, 1999 upon signing of the definitive agreement.

ABOUT VSI TECHNOLOGY SOLUTIONS

Founded in l989 and based in Beltsville, Maryland, VSI is a leading Citrix reseller and integrator in the mid-Atlantic region with over 75 employees. VSI was among North America's top 5 largest Citrix integrators in l998 and was one of the top 10 Citrix resellers in l997. In addition to its Beltsville headquarters, the company has offices throughout Virginia and conducts business across the entire East Coast.

ABOUT FUTURELINK

FutureLink, The Computer Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing. The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

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